EXHIBIT 23.6

CONSENT OF CUSHMAN & WAKEFIELD, INC.

We hereby consent to the use of our name in this Proxy Statement/Prospectus on Form S-4 of Albertsons Companies, LLC (the “Proxy Statement/Prospectus”), and to the references to information contained in Cushman & Wakefield, Inc. appraisals wherever appearing in the Proxy Statement/Prospectus.

/s/ George J. Rago
Name: George J. Rago Title: Executive Managing Director

Cushman & Wakefield, Inc.

New York, New York 10104

April 6, 2018